Exhibit 99.2

Nathaniel A. Davis Retires as Chief Executive Officer of Stride, Inc.

James J. Rhyu named new CEO

HERNDON, Va.--(BUSINESS WIRE)--January 26, 2021--Stride, Inc. (NYSE: LRN)—a leading provider of innovative, high-quality, and tech-enabled education solutions—today announced that Nathaniel (Nate) A. Davis is retiring from his role as Chief Executive Officer. He will remain active in the business as the Executive Chairman of Stride’s Board of Directors.

Replacing Mr. Davis as Chief Executive Officer is James J. Rhyu who has served in a variety of roles during his eight-year tenure at Stride, including Chief Financial Officer, President of Product and Technology, and most recently as President of Corporate Strategy, Marketing, and Technology.

Among many notable achievements during his tenure, Mr. Davis led the company to prioritize academic outcomes, strengthen teacher tools and student-teacher interaction, increase student retention and graduation rates, reimagine the customer experience, and expand the company’s use of gamification, video, and Artificial Intelligence to support student outcomes. Also, under his direction, the company increased revenues on an annual basis by more than 65%, while increasing profitability and establishing one of the deepest management teams in the education sector.

With more than two decades of business experience, Mr. Rhyu brings significant strategic, financial management, and operational expertise to his new role.

“Having known James and the quality of his work for fifteen years, I have complete faith in his broad set of skills, which he’s developed through managing many different functional areas,” said Nate Davis, Executive Chairman of the Board. “Whether it’s examining student enrollment trends, evaluating acquisitions, or dissecting changes in marketing programs and techniques, James has played an active role in using business information to set strategic direction and drive the success of new initiatives. His depth of experience and track record of success uniquely qualifies him to lead Stride and continue the progress we’ve made. And under his direction, we will continue building a successful world-class education company.”

Prior to joining Stride, Mr. Rhyu served as Chief Financial Officer and Chief Administrative Officer of Match.com, a subsidiary of publicly traded IAC/InterActiveCorp. Prior to his roles at Match.com, Mr. Rhyu was a Senior Vice President of Finance at Dow Jones & Company, where he ran the global financial function. Mr. Rhyu also spent six years with Ernst & Young LLP in the United States and South America.

“It is an honor and a privilege to lead Stride, Inc.—a company that is reimagining learning for today’s digital economy,” Rhyu said. “I am very much looking forward to building on our successes as a company, and providing personalized, high-quality education for learners of all ages.

Mr. Rhyu earned a bachelor’s degree from the Wharton School of Business at the University of Pennsylvania and an MBA from the London Business School.

The Board of Directors has focused on a smooth transition in leadership as Mr. Davis and Mr. Rhyu have worked together to build Stride into the education leader it is today. Mr. Davis, with Mr. Rhyu’s support, has led the company’s rapidly expanding career learning business, which gives learners the chance to explore opportunities in high-demand careers. Stride’s career learning business currently serves more than 30,000 students and is targeted to more than double revenues year-over-year. As part of this effort, Mr. Davis has led transformative investments in three of the nation’s leading workforce development companies—Galvanize, MedCerts, and Tech Elevator.

Importantly, Mr. Davis expanded online learning options for thousands of families during the coronavirus pandemic; launched a first-of-its-kind partnership with Southern New Hampshire University that offers a graduate degree program in online teaching; and spearheaded an extensive internal campaign focused on student growth and student engagement. With his signature program “We Stand Together” he strengthened Stride’s diversity and inclusion efforts and made it a core part of the way the company works, teaches, and leads.

Mr. Davis leaves a legacy of commitment to the students, families, schools, and customers Stride serves, and to reimagining lifelong learning.

About Stride, Inc.

At Stride, Inc. (NYSE: LRN) – formerly K12 Inc. – we are reimagining lifelong learning as a rich, deeply personal experience that prepares learners for tomorrow. Since its inception, Stride has been committed to removing barriers that impact academic equity and to providing high-quality education for anyone—particularly those in underserved communities. The company has transformed the teaching and learning experience for millions of people by providing innovative, high-quality, tech-enabled education solutions, curriculum, and programs directly to students, schools, the military, and enterprises in primary, secondary, and post-secondary settings. Stride is a premier provider of K-12 education for students, schools, and districts, including career learning services through middle and high school curriculum. Providing a solution to the widening skills gap in the workplace and student loan crisis, Stride equips students with real world skills for in-demand jobs with career learning. For adult learners, Stride delivers professional skills training in healthcare and technology, as well as staffing and talent development for Fortune 500 companies. Stride has delivered millions of courses over the past decade and serves learners in all 50 states and more than 100 countries. The company is a proud sponsor of the Future of School, a nonprofit organization dedicated to closing the gap between the pace of technology and the pace of change in education. More information can be found at stridelearning.com, K12.com, destinationsacademy.com, galvanize.com, techelevator.com, and medcerts.com.

Contacts

Mike Kraft,
Senior Vice President, Corporate Communications
571-353-7778
mkraft@k12.com